EXHIBIT 10.1

THIRD AMENDMENT

TO THE

AMERICAN EXPRESS RETIREMENT RESTORATION PLAN

WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the “CBC”) of the Board of Directors of American Express Company (the “Company”) has authorized the Senior Vice President Global Compensation & Benefits of the Company to take certain actions with respect to the American Express Retirement Restoration Plan (the “Plan”), as he shall deem reasonably necessary or appropriate; and

WHEREAS, the undersigned Senior Vice President Global Compensation & Benefits deems it reasonably necessary and appropriate to make the amendments set forth below; now

THEREFORE, the Plan is hereby amended as set forth below, effective January 1, 2012:

1.	Section 2.1(ii) is clarified to read as follows:

(ii) “Pre-2011 Deferral Benefits” means Deferral Benefits (representing dollars deferred pursuant to a Participant’s Deferral Election, adjusted for all earnings and losses under the Plan) which are attributable to compensation earned by the Participant in 2010 and prior Plan Years (regardless of when an amount deferred would otherwise have been paid in cash). By way of clarification, benefits for Plan Years ending on or before December 31, 2007 are not governed by the payment rules set forth in Article 8 of this document but by the payment rules set forth in the relevant Prior Deferral Plan document, which for convenience of reference may be reflected on an Appendix to this document.

2.	Section 2.1(kk) is clarified to read as follows:

(kk) “Retiree” means a Participant who, as of October 27, 2010, was not an Executive Officer, and (i) who as of October 27, 2010, has had a Retirement, or (ii) who is receiving serial separation pay or has signed a separation agreement as of October 27, 2010 and will be Retirement Eligible on or before the last day of the separation period. By way of clarification, a Participant whose balance was retained under the Plan at the time of the spin-off of Ameriprise Financial, Inc. pursuant to a written agreement that such person would be permitted to remain in the Plan and be treated as a Retirement Eligible Participant is also a Retiree.

3.	The opening paragraph of Section 5.4(a)(iii) is clarified to read as follows:

(iii) Employees who first become Participants after December 31, 2005 may make an initial Supplemental Election in accordance with rules and procedures adopted by the Administrator in compliance with Section 409A, which, with respect to Employees who first become Participants on or after January 1, 2012 and individuals who first become entitled to Supplemental Benefits as a result of Compensation paid during the fourth quarter of 2011 (by way of clarification, it is intended that individuals included in an enrollment process attributable to the third quarter of 2011 or an earlier quarter will not be covered by this rule, regardless of whether such individuals filed elections regarding Deferral Benefits and/or Supplemental Benefits at that time or instead were made subject to a default election), shall be applied as follows:

4.	Section 5.4(a)(iii)(A) is clarified to read as follows:

(A) A Participant’s initial Supplemental Election shall not be effective with respect to Company contributions described in the following paragraphs:

(i) In the case of a Participant who first receives Compensation with respect to which Company contributions are credited under this Plan for the first, second or third quarter of the calendar year, or in the case of a new Participant in Band 50 or above, whose 30 day election period under Article 6 (or open enrollment period offered in lieu of a special enrollment period) expires no later than December 31st of his first calendar year as a Band 50 Employee eligible to participate in this Plan, or in the case of a new Participant who is not in Band 50 or above, who is identified as an eligible Employee prior to the Band 50 Determination Date of a calendar year and permitted to file an election during open enrollment under Article 6 for the following calendar year, such Participant’s initial Supplemental Election shall not be effective with respect to Company contributions calculated based on Compensation paid prior to the end of the first calendar year beginning on or after the date on which the Participant first is paid Compensation with respect to which Company contributions under this Plan are calculated, or in which the Participant is otherwise described in this paragraph.

(ii) In the case of a Participant who first is paid Compensation with respect to which Company contributions are calculated for the fourth quarter of a calendar year or who in the case of a new Participant in Band 50 or above, has a 30 day election period under Article 6 expiring later than December 31st of his first calendar year as a Band 50 Employee eligible to participate in this Plan and is not enrolled via the annual enrollment process in lieu of special enrollment, or in the case of a new Participant who is not in Band 50 or above, who is not identified as an eligible Employee prior to the Band 50 Determination Date of the relevant calendar year or for some other reason not permitted to participate in open enrollment under Article 6 for the following calendar year, such Participant’s initial Supplemental Election shall not be effective with respect to Company contributions calculated based on Compensation paid prior to the end of the second calendar year beginning on or after the date the Participant is first paid Compensation with respect to which Company contributions are calculated, or in which the Participant is otherwise described in this paragraph.

(iii) For the avoidance of doubt, solely for the purposes of determining which Supplemental Benefits are subject to the Automatic New Participant Supplemental Election, a Participant with Compensation with respect to which Supplemental Benefits could be calculated is considered for purposes of this Subsection to have such

Supplemental Benefits calculated, regardless of whether the Participant actually qualifies for such Supplemental Benefits to be credited to his Account. For example, a Participant’s failure to satisfy the service requirement or make contributions required to receive Company Matching Contributions, or the Company’s decision not to make contributions, shall not impact the duration of the Automatic New Participant Supplemental Election.

5.	A new Section 6.2(b)(iv) is added to read as follows:

(iv) By way of clarification, the date an Employee exceeds the Section 401(a)(17) Limit is determined based on Compensation for the Plan Year, regardless of whether some portion of that Compensation is excluded from Supplemental Benefits calculations because the Participant had not yet completed the service requirement for Company contributions.

6.	Section 6.5(c)(ii)(A) is clarified to read as follows:

(A) the time when his or her Deferral Benefits for such Plan Year shall be paid, which shall be either (A) the Separation from Service of the Participant, or (B) a specified date at least five years after the last day of the Plan Year at the time of the election; and

7.	Section 10.5 of the Plan is amended to read as follows:

Section 10.5 Arbitration

Notwithstanding anything herein to the contrary, and except with respect to a claim which requires the Administrator to make a determination with respect to the Participant’s Disabled status (unless the Participant consents to binding arbitration of such claim), upon completion of the claims process set forth in this Article 10, the Administrator or a claimant will have the right to compel binding arbitration with respect to any claim involving the Plan. By way of clarification, the right to compel binding arbitration applies with equal force to any claim which the claimant attempts to bring outside the claims process, but the Plan requires the claimant to exhaust his or her administrative remedies before arbitrating or litigating his or her claim. If any party to a claim chooses to compel arbitration, the process and procedure shall be governed by the terms and conditions of the Policy, to the extent such Policy is consistent with the terms of the Plan. This includes, but is not limited to, the Policy’s prohibition against claims being arbitrated on a class action basis or on bases involving claims brought in a representative capacity on behalf of any other similarly situated party. In addition, if any party chooses to compel arbitration, the arbitrator will be bound by the substantive terms of the Plan and ERISA (including, but not limited to, the standard of review required by ERISA, which requires the arbitrator to defer to the factual findings and Plan interpretations of the Administrator unless such findings and interpretations are arbitrary and capricious).

Dated: March 29, 2012	AMERICAN EXPRESS COMPANY

	By:	/s/ David Kasiarz
David Kasiarz

	Its:	Senior Vice President, Global Compensation & Benefits

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